UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 27, 2016
Date of Report (Date of earliest event reported)

Friendable, Inc.
f/k/a iHookup Social, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1735 E Ft Lowell Rd Ste 9, Tucson AZ 85719
(Address of principal executive offices) (Zip Code)

(855) 473-7473
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2016, Friendable, Inc. (the “Company”) entered into a consulting agreement with EJ Media Group (“EJ Media”), to be effective on February 15, 2016, whereby EJ Media will create a strategic publicity campaign for Friendable and designed to:

1.	Develop a strategic publicity campaign to launch Friendable as the only app that uses the combination of geotagging and shared interests to create friendships;

2.	Distinguish Friendable from other dating or other social networking apps by emphasizing its focus on friendships over matchmaking;

3.	Leverage category expertise to secure entrepreneurial features and expert commentary in relevant publications;

4.	Utilize endorsements and integration to position Friendable as the new “hot” app;

5.	Increase awareness and downloads through consistent media placements during the course of the campaign.

For its services, the Company will pay EJ Media $8,000 per month for a term of four months.

In connection with the EJ Media agreement, the Company entered into a marketing agreement with a major advertising agency (TKA) with a focus on strategic celebrity partnerships to seek out such partnerships and related opportunities on behalf of the Company and the Friendable brand.

The terms of the agreement call for a series of strategic celebrity partnerships, including the integration of the Company’s brand into music videos, over a six-month period, defined to be between February 1, 2016 and July 31, 2016. For its services, TKA will receive the sum of Four Hundred Thousand U.S. Dollars ($400,000) payable in cash. In addition, TKA will receive eight million (8,000,000) shares in common stock of the Company and a warrant to purchase an additional seventeen million (17,000,000) shares in the common stock of the Company.

The agency (TKA) is a U.S. person and we expect rely on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933 to issue the shares of our common stock.

Please review the agreements, filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K for a complete description of all of the terms and conditions of the agreements with EJ Media and TKA.

Section 9 – Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Exhibit Description

10.1	Consulting agreement between Friendable, Inc. and EJ Media Group dated February 15, 2016.

10.2	Marketing agreement between Friendable, Inc. and TKA dated January 27, 2016 (Redacted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Friendable, Inc.

Date: February 5, 2016	By:	/s/ Robert Rositano
Robert Rositano
CEO